                                                                     EXHIBIT 2.1


                          PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                              PROCYTE CORPORATION

                                      AND

                                 HUMATECH CORP

                           DATED AS OF APRIL 27, 1998

                          CONTENTS
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1.    DEFINITIONS.....................................................................    1
2.    SALE............................................................................    3
      2.1   Sale of Transferred Assets................................................    3
      2.2   Liabilities Not Assumed...................................................    4
      2.3   Consideration for Sale....................................................    5
            2.3.1 Purchase Price......................................................    5
            2.3.2 Assumption of Obligations...........................................    5
            2.3.3 Allocation of Purchase Price........................................    5
      2.4   Holdback Amount...........................................................    5
            2.4.1 Holdback Amount.....................................................    5
            2.4.2 Administration......................................................    6
            2.4.3 Termination.........................................................    6
            2.5 Closing...............................................................    6
3.    SELLER'S REPRESENTATIONS AND WARRANTIES.........................................    6
      3.1   Organization..............................................................    6
      3.2   Corporate Authority.......................................................    7
      3.3   No Conflict...............................................................    7
      3.4   Consents and Approval.....................................................    7
      3.5   Financial Statements......................................................    8
            3.5.1 Financial Statements................................................    8
            3.5.2 Liabilities.........................................................    8
      3.6   Absence of Certain Changes................................................    8
      3.7   Taxes.....................................................................    9
      3.8   Real Properties...........................................................   10
      3.9   Inventories; Accounts Receivable..........................................   10
            3.9.1 Inventories.........................................................   10
            3.9.2 Accounts Receivable.................................................   10
      3.10  Other Tangible Personal Property..........................................   11
      3.11  Customers and Suppliers...................................................   11
      3.12  Contracts.................................................................   11
      3.13  Laws and Regulations......................................................   12
      3.14  Litigation................................................................   12
      3.15  Employee Benefit Plans and Employment Contracts...........................   12
      3.16  Other Liabilities and Obligations.........................................   13
      3.17  Intellectual Property.....................................................   13
      3.18  Business Operations.......................................................   14
      3.19  Full Disclosure...........................................................   14
      3.20  Brokers...................................................................   14
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                                      -i-
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      3.21  Securities Representations................................................   14
      3.22  Residency.................................................................   15
      3.23  Title to Transferred Assets...............................................   15
4.    PURCHASER'S REPRESENTATIONS AND WARRANTIES......................................   16
      4.1   Organization..............................................................   16
      4.2   Corporate Authority.......................................................   16
      4.3   No Conflict...............................................................   16
      4.4   Brokers...................................................................   16
      4.5   Form 10-K.................................................................   17
      4.6   Absence of Certain Changes................................................   17
      4.7   Taxes.....................................................................   17
      4.8   Laws and Regulations......................................................   17
      4.9   Purchaser Stock...........................................................   17
5.    PARTIES' OBLIGATIONS AT THE CLOSING.............................................   17
      5.1   Obligations of Purchaser and Seller at Closing............................   17
      5.2   Obligations of Seller at Closing..........................................   18
      5.3   Purchaser's Obligations at the Closing....................................   19
            5.3.1 Deliveries to Seller................................................   19
            5.3.2 Deliveries to Escrow................................................   19
6.   OBLIGATIONS AFTER THE CLOSING....................................................   19
      6.1   Registration of Stock.....................................................   19
      6.2   Board of Directors........................................................   20
      6.3   Preservation of Goodwill..................................................   20
      6.4   Distribution to Shareholders..............................................   20
      6.5   Change of Name and Dissolution............................................   20
      6.6   Access to Records.........................................................   20
      6.7   Non-Solicitation of Employees.............................................   21
      6.8   Brokers...................................................................   21
      6.9   Cooperate in Publicity....................................................   21
7.    ESCROW..........................................................................   21
      7.1   Escrow Fund...............................................................   21
      7.2   Escrow Period; Distribution upon Termination of Escrow Periods............   21
      7.3   Protection of Escrow Fund.................................................   22
      7.4   Distributions; Voting.....................................................   22
      7.5   Claims Upon Escrow Fund...................................................   22
      7.6   Objections to Claims......................................................   23
      7.7   Resolution of Conflicts...................................................   23
      7.8   Escrow Agent's Duties.....................................................   24
      7.9   Representative............................................................   25
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8.   INDEMNIFICATION
     8.1    Seller's Agreement to Indemnify...........................................   25
     8.2    Purchaser's Agreement to Indemnify........................................   25
     8.3    Third Party Claims........................................................   26
     8.4    Right of Offset...........................................................   26
9.   GENERAL PROVISIONS...............................................................   27
     9.1    Survival..................................................................   27
     9.2    Notices...................................................................   27
     9.3    No Assignment.............................................................   28
     9.4    Governing Law; Venue......................................................   29
     9.5    Amendments; Waiver........................................................   29
     9.6    Entire Agreement..........................................................   29
     9.7    Reliance Upon Representations and Warranties..............................   29
     9.8    Reformation and Severability..............................................   30
     9.9    Further Assurances........................................................   30
     9.10   Expenses..................................................................   31
     9.11.  Arbitration...............................................................   31

                               LIST OF SCHEDULES


Schedule 2.1(b) Contracts, Agreements, Purchase Orders, Real Property, Real Estate Leases and Personal Property

Schedule 2.1(e) Trademarks, Service Marks, Copyrights, Patents, Patent Applications, Trade Names

Schedule 2.3.1   Seller's Payment Instructions

Schedule 2.3.3   Allocation of Purchase Price

Schedule 2.4.3   Shareholders of Seller

Schedule 3.1     Applicable Jurisdictions

Schedule 3.4     Consents and Approvals

Schedule 3.5.1   Unaudited Financial Statements

Schedule 3.5.2   Liabilities

Schedule 3.8     Real Property

Schedule 3.9.2   Accounts Receivable

Schedule 3.10    Equipment, Furniture, Fixtures and Other Personal Property

Schedule 3.11    Customer List with Sales Summary

Schedule 3.12    Contracts

Schedule 3.14    Litigation

Schedule 3.15    Existing Employment Agreements and Fringe Benefit Plans

Schedule 3.16    Other Liabilities and Obligations

Schedule 3.17    Intellectual Property

Schedule 3.23    Liens

                          PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this "Agreement"), is made and entered
                                             ---------
into as of this ___ day of __________________, 1998 by and between ProCyte Corporation, a Washington corporation ("Purchaser"), and HumaTech Corp, a
                                        ---------
Florida corporation ("Seller").
                      ------

                                    RECITALS

     A. Seller is in the business of the distribution and sale of skincare products to Doctors and other professionals both as branded and private label items using its own training programs, courses and seminars to educate these individuals on their products (the "Business").
                                    --------

     B. Seller desires to sell and Purchaser desires to purchase substantially all of Seller's assets used in the Business on the terms and conditions set forth in this Agreement.

                                   AGREEMENT

     In consideration of the mutual covenants and agreements hereinafter set forth; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

                                1.  DEFINITIONS

     Capitalized terms used herein shall have the following meanings:

     "AAA Rules" is defined in Section 9.11.
      ---------

     "Accounts Receivable" are defined in Section 3.9.2.
      -------------------

     "Act" is defined in Section 3.21(b).
      ---

     "Agreement" is defined in the introductory paragraph of this Agreement.
      ---------

     "Business" is defined in Recital A.
      --------

     "Closing" is defined in Section 2.5.
      -------

     "Closing Date" is defined in Section 2.5.
      ------------

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     "Contracts" is defined in Section 3.12.
      ---------

     "Damages" is defined in Section 8.1.
      -------

     "Escrow Agent" is defined in Section 7.1.
      ------------

     "Escrow Fund" is defined in Section 7.1.
      -----------

     "Escrow Holdback" is defined in Section 7.1.
      ---------------

     "Escrow Period" is defined in Section 7.2.
      -------------

     "Escrow Shares" is defined in Section 7.1.
      -------------

     "Final Determination" is defined in Section 7.7.
      -------------------

     "Financial Statements" is defined in Section 3.5.1.
      --------------------

     "Holdback Amount" is defined in Section 2.4.1.
      ---------------

     "Indemnitee" is defined in Section 8.3.1.
      ----------

     "Indemnitor" is defined in Section 8.3.1.
      ----------

     "Intellectual Property" means all property listed in Section 2.1(e)(i) -
      ---------------------
(iv).

     "Inventories" is defined in Section 2.1(a).
      -----------

     "Laws" is defined in Section 3.13.
      ----

     "Lease" is defined in Section 2.3.2.
      -----

     "Litigation" is defined in Section 3.14.
      ----------

     "New Shares" is defined in Section 7.4.
      ----------

     "Obligations" is defined in Section 2.3.2.
      -----------

     "Purchase Price" is defined in Section 2.3.1.
      --------------

     "Purchaser" is defined in the introductory paragraph of this Agreement.
      ---------

     "Purchaser Stock" is defined in Section 2.3.1.
      ---------------

     "Real Property Leases" is defined in Section 3.8.
      --------------------

     "Registration Statement" is defined in Section 6.1(a).
      ----------------------

     "Representative" is defined in Section 7.9.
      --------------

     "Seller" is defined in the introductory paragraph of this Agreement.
      ------

     "Seller's Balance Sheet" is defined in Section 2.1(a).
      ----------------------

     "Shareholders" means the shareholders of Seller set forth on Schedule 2.4.3
      ------------
hereto.

     "Suspension Period" is defined in Section 6.1(b).
      -----------------

     "Taxes" is defined in Section 3.7.
      -----

     "Transferred Assets" is defined in Section 2.1.
      ------------------

                                   2.  SALE

2.1  SALE OF TRANSFERRED ASSETS

     Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of the following assets of Seller (collectively, the "Transferred Assets"):
                           ------------------

     (a) All inventories of finished goods and supplies reflected on Seller's December 31, 1997, unaudited balance sheet ("Seller's Balance Sheet") (which is
                                             ----------------------
included among Seller's Financial Statements in Schedule 3.5.1), less all items disposed of in the ordinary course of business during the period commencing January 1, 1998, and ending on the date this transaction is consummated, plus all items acquired by Seller during the same period ("Inventories").
                                                      -----------

     (b) All of Seller's rights and interests in and to the contracts, agreements, purchase orders, real property leases, and personal property leases set forth on Schedule 2.1(b), attached hereto.

     (c) All Seller's furniture, fixtures, equipment, and other personal property, all of which are described on Schedule 3.10, attached hereto, and all sundry items of a like character that, although not described on Schedule 3.10, are owned by Seller and are situated on or about the premises of Seller or are in transit to Seller.

     (d) Seller's accounts receivable as of December 31, 1997, all of which are reflected on Seller's Balance Sheet, less all accounts collected in the ordinary course of business during the period commencing January 1, 1998, and ending on the date this transaction is consummated, plus all accounts added during this same period.

     (e) All right, title, and interest in and to all of the following owned by Seller, all of which are listed on Schedule 2.1(e), attached hereto and all items of the same character whether or not so listed:

          (i) All trademarks, service marks, copyrights, patents, patent rights, patent applications, and trade names used in or necessary to the Business.

          (ii) All applications for registration or registrations of any Assets listed in Section 2.1(e)(i), all promotional designs, designs, concepts, literature, and rights against other persons with respect to such assets, and all other promotional properties.

          (iii) All formulae, know-how, pricing policies, letters, trade secrets, inventions, models, processes, market information, market analyses, marketing plans, operating or management policies, procedures, and forms, computer software, computer operating procedures, and all other proprietary rights used in or useful or developed for use in the Business of Seller.

          (iv) All right, title, and interest of Seller in and to the name "HumaTech Laboratories," or any variant of that name.

          (v) All papers and records (whether in written or other form) of any kind presently in or in the future coming into the care, custody, or control of Seller relating to any of the Transferred Assets or the Business or the acquisition or past, present, or future operation of Seller, including but not limited to: customer lists, supplier lists, distributor lists, purchase and sales records, blueprints, specifications, environmental control records, accounting and financial records, maintenance records, operating and management manuals, computer systems and software documentation, blank forms, other blank instruments, and plans and designs of products.

          (vi) All permits, licenses, franchises, consents, authorities, special authorities, authorizations, and other similar acts of any government body (federal, state, local, or foreign), subject to any action by such body that may be required in connection with such assignment or transfer.

2.2  LIABILITIES NOT ASSUMED

     Except to the extent expressly provided in this Agreement, Purchaser has not agreed to pay, shall not be required to assume and shall not assume any liability or obligation of Seller or of any affiliate of Seller or of any other person. Without limitation of the foregoing, Purchaser shall have no liability for any federal, state or local tax liabilities of Seller, excluding any sales tax or title transfer fees attributable to the sale of Transferred Assets contemplated herein, which Purchaser shall pay. Seller shall (a) pay and discharge and (b) indemnify Purchaser and hold it harmless from and against any liability or obligation of Seller not expressly assumed hereunder.

2.3  CONSIDERATION FOR SALE

     2.3.1  PURCHASE PRICE

     Subject to the holdback provisions contained herein, the purchase price for the Transferred Assets shall be Three Million Dollars ($3,000,000) (the "Purchase Price"). Subject to the holdback provisions, the Purchase Price shall
---------------
be payable as follows: One Million Five Hundred Thousand Dollars ($1,500,000) shall be paid by wire transfer on the date hereof, and One Million Five Hundred Thousand Dollars ($1,500,000) shall be paid in the common stock of Purchaser (the "Purchaser Stock") on the date hereof. The number of shares of Purchaser
      ---------------
Stock payable to Seller shall be determined based on the ten-day average closing price of Purchaser's common stock as listed on the NASDAQ for the ten business days prior to the date hereof. The Purchase Price shall be paid according to the instructions of Seller as set forth on Schedule 2.3.1.

     2.3.2  ASSUMPTION OF OBLIGATIONS

     Purchaser shall assume on the Closing Date all duties and obligations of Seller pursuant to the contracts, agreements, purchase orders, and leases described on Schedule 2.1(b) (the "Obligations").
                                   -----------

     2.3.3  ALLOCATION OF PURCHASE PRICE

     The parties agree that the Purchase Price shall be allocated as set forth in Schedule 2.3.3 to this Agreement and that the allocation shall be used by the parties in reporting the transaction contemplated by this Agreement for federal and state tax purposes. Seller and Purchaser shall prepare and timely file all such reports and returns as may be required by Section 1060 of the Internal Revenue Code to report such allocation.

2.4  HOLDBACK AMOUNT

     2.4.1  HOLDBACK AMOUNT

     In order to secure Seller's obligations described in this Agreement, Purchaser shall deliver from the Purchase Price payable to Seller under Section 2.3.1, a number of shares of Purchaser Stock equal to One Hundred Fifty Thousand Dollars ($150,000) in value (the value of each share being that determined under Section 2.3.1) on the date hereof (the "Holdback Amount") to Escrow Agent
                                ---------------
pursuant to Article 7 hereof. If after the Closing, Seller fails to pay or perform any of its obligations set forth in this Agreement, while the Holdback Amount remains in existence, Purchaser shall have the right to withdraw shares of Purchaser Stock from the Holdback Amount sufficient to pay to Purchaser all amounts due and owing from Seller in accordance with Article 7 hereof. For purposes of payments from the Holdback Amount, the value of each share of Purchaser Stock shall be the price determined under Section 2.3.1 hereof.

     2.4.2  ADMINISTRATION

     The Holdback Amount shall be administered in accordance with Article 7.

     2.4.3  TERMINATION

     The balance of the Holdback Amount, if any, shall be transferred to the Shareholders, on a pro rata basis in accordance with Schedule 2.4.3, on the first anniversary of the Closing Date.

2.5  CLOSING

     The closing of the transfer of the Transferred Assets from Seller to Purchaser (the "Closing") shall occur on the date hereof simultaneously with the
                -------
execution and delivery of this Agreement. (The time and date on which the Closing actually occurs is referred to herein as the "Closing Date") Closing
                                                      ------------
shall occur at the offices of Thaler & Thaler, 1300 North Federal Highway, Suite 212, Boca Raton, Florida 33432.

                  3.  SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller hereby represents and warrants to Purchaser that the following facts and circumstances are true and correct:

3.1  ORGANIZATION

     Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Seller is duly qualified to transact business as a foreign corporation and is licensed and in good standing in the jurisdictions listed in Schedule 3.1, which jurisdictions are the only jurisdictions required due to (a) the ownership or lease of real or personal property for use in the operation of Seller's business or (b) the nature of the business conducted by Seller. Seller has all requisite corporate power and authority to own, lease and operate and use its assets, and to carry on its business as now being conducted.

3.2  CORPORATE AUTHORITY

     Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby including all actions contemplated in Article 8 have been duly authorized by all necessary corporate action of Seller, including the approvals of the Board of Directors of Seller and the Shareholders in accordance with applicable law.
This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3  NO CONFLICT

     The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not (a) violate, conflict with, or result in any breach of, any provision of Seller's certificate of incorporation or bylaws; or (b) violate, conflict with, result in any breach of, or constitute a default (or result in an event that, with notice or lapse of time or both, would constitute a default) under any contract or judgment to which Seller is a party or by which it is bound or which relates to the Transferred Assets or Business; or (c) result in the creation of any encumbrance on any of the Transferred Assets; or (d) violate any applicable law, statute, rule, ordinance or regulation of any governmental body; or (e) give any party with rights under any contract, judgment or other restriction to which Seller is a party or by which it is bound or which relates to the Transferred Assets or the Business, the right to terminate, modify or accelerate any rights, obligations or performance under such contract, judgment or restriction.

3.4  CONSENTS AND APPROVALS

     Except for those already obtained and set forth in Schedule 3.4, (a) no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental body is required for the execution, delivery and performance by Seller of this Agreement and for the consummation by Seller of the transactions contemplated hereby and (b) no consent, approval or authorization of, or notice to, any third party is required for the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. All reports and returns required to be filed by Seller with any government and regulatory agency with respect to this transaction have been properly filed.

3.5  FINANCIAL STATEMENTS

     3.5.1  FINANCIAL STATEMENTS

     Schedule 3.5.1 contains the unaudited financial statements of Seller, together with notes related to the financial statements. The financial statements consist of balance sheets and statements of income and retained earnings for the three (3) years ending December 31, 1997, and unaudited statements for the three month period ending March 31, 1998 ("Financial
                                                              ---------
Statements").  Except as disclosed on Schedule 3.5.1, the Financial Statements
----------
have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly and accurately the financial position, results of operations, and changes in financial position of Seller at the dates and for the periods covered.

     3.5.2  LIABILITIES

     Except as set forth on Schedule 3.5.2, there are no liabilities or obligations of Seller, accrued, absolute, contingent, inchoate, or otherwise, which are not shown or which are in excess of amounts shown or reserved for in the Financial Statements, other than liabilities or obligations not in excess of Ten Thousand Dollars ($10,000) incurred in the normal course of business and of the same nature as those set forth in the Financial Statements.

3.6  ABSENCE OF CERTAIN CHANGES

     Since December 31, 1997 there has not been:

          (a) Any material adverse change in the Business, properties, assets, financial condition, operations, sales, or net income of Seller.

          (b) Any loss or destruction of, or damage to, properties or assets, tangible or intangible (whether or not covered by insurance).

          (c) Any change in policy regarding, or in amounts or terms of, compensation payable to or to become payable to any of Seller's officers, directors, employees, or agents, except for changes in policy or compensation made pursuant to the 1998 budget and five-year projections approved by Purchaser.

          (d) Any labor dispute, disturbance, or attempt to organize a union.

          (e) Any proposed law or regulation or any actual event or condition of any character that is known to Seller that could materially adversely affect the Business or future prospects of Seller.

          (f) Any claim, litigation, lawsuit, proceeding, or investigation, pending or threatened against Seller, or any event or condition of any character, that could have a materially adversely effect on the Business, assets or future prospects of Seller.

          (g) Any issuance, purchase of, or agreement to issue or purchase shares of capital stock or other securities of Seller.

          (h) Any mortgage, pledge, lien, or encumbrance made or agreed to be made on any of Seller's assets or properties, tangible or intangible.

          (i) Any sale, transfer, other disposition of, or agreement to sell, transfer, or dispose of Seller's properties or assets, tangible or intangible, except as contemplated in this Agreement and except in the normal course of business and then only for full and fair value received.

          (j) Any borrowing or agreements to borrow by or from Seller.

          (k) Any loans, advances, or agreements with respect to any loans or advances, other than to customers in the normal course of business and that have been properly reflected as "accounts receivable" on Seller's books.

          (l) Any act or transaction outside the ordinary course of business.

          (m) Any dividends or distributions paid or declared, or any repayment of loans or other obligations to the shareholders of Seller.

          (n) Any capital expenditure made by Seller in excess of $10,000.

          (o) Any agreement by Seller to do any of the items described in this
Section 3.6.

3.7  TAXES

     All federal, state, local, and foreign income, ad valorem, excise, sales, use, payroll, unemployment, and other taxes and assessments ("Taxes") that are
                                                              -----
due and payable by Seller on behalf of Seller have been properly computed, duly reported, fully paid, and discharged. There are no unpaid Taxes that are or could become a lien on the property of Seller or the Transferred Assets or require payment by Seller, except for current Taxes not yet due and payable.
All current Taxes not yet due and payable by Seller have been properly accrued on the balance sheets of Seller. Seller has not incurred any liability for penalties, assessments, or interest under the Internal Revenue Code. No unexpired waiver executed by or on behalf of Seller with respect to any Taxes is in effect. Seller has filed all tax returns that are required to be filed, and such tax returns are complete and accurate in all material respects. There are no liens for Taxes upon the Transferred Assets.

3.8  REAL PROPERTIES

     Seller does not own any real property. Schedule 3.8 contains true, correct, and complete copies of all real property leases to which Seller is a party ("Real Property Leases"). All of the Real Property Leases are valid and
        --------------------
in full force. There does not exist any default or event that with notice, lapse of time, or both will constitute a default under any of these Real Property Leases. All the buildings, fixtures, and leasehold improvements used by Seller in the Business are located on such leased property.

3.9  INVENTORIES; ACCOUNTS RECEIVABLE

     3.9.1  INVENTORIES.

     All Inventories consist of items of a quality and quantity usable and saleable in the ordinary course of business by Seller and were of the stated value on December 31, 1997 as that value is set forth in the Financial Statements of Seller for December 31, 1997 provided by Seller to Purchaser in
Schedule 3.5.1. All sales of Inventory since December 31, 1997 were made in the ordinary course of business, and for each of such sales, either the purchaser of the Inventories has made full payment for it or the purchaser's liability to make such payment is reflected in the financial books of the Seller. No items included in the Inventories have been pledged as collateral or are held by Seller on consignment from others. All of the Inventories are substantially free of defects and also comply with the specifications submitted by the purchasers of the items of Inventories in all material respects.

     3.9.2  ACCOUNTS RECEIVABLE

     Set forth in Schedule 3.9.2 is a list of all of the accounts receivable of Seller, and an aging schedule relating thereto, as of December 31, 1997, all of which are reflected on Seller's Balance Sheet and a list of the accounts receivable of Seller, and an aging schedule relating thereto, as of March 31, 1998 (the "Accounts Receivable"). The Accounts Receivable are, and any accounts
           -------------------
receivable arising between March 31, 1998 and the date hereof are valid and subsisting and all such accounts receivable arose in the ordinary course of the Business of Seller. The accounts receivable are not subject to any material counterclaim set-off, defense, security interest, claim, or other encumbrance, except as set forth in Schedule 3.9.2.

3.10  OTHER TANGIBLE PERSONAL PROPERTY

     The equipment, furniture, fixtures, and other personal property described in Schedule 3.10 constitute all the items of tangible personal property owned by, in the possession of, or used by Seller in connection with Seller's Business except Inventories. Except as stated in Schedule 3.10, no personal property used by Seller in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security agreement or is located any place other than Seller's place of business.

3.11  CUSTOMERS AND SUPPLIERS

     Set forth in Schedule 3.11 is a correct and current list of all customers and suppliers of Seller together with summaries of the dollar volumes of sales made to each customer during the most recent fiscal year. Except as indicated in Schedule 3.11, Seller has no information and Seller is not aware of any facts indicating that any of these customers or suppliers intend to cease doing business with Seller or to materially alter the amount of the business that they are presently doing with Seller.

3.12  CONTRACTS

     Schedule 3.12 attached to this Agreement contains true and correct lists of all oral and written contracts or arrangements obligating Seller, including without limitation, union contracts, guarantees, bids, purchase orders, commitments, joint venture or partnership agreements, contracts with municipalities, pledges and other security agreements, and copies of standard form customer contracts ("Contracts"). Seller has provided Purchaser with a copy
                          ---------
of each such written Contract and a summary of each oral Contract. Schedule 3.12 also sets forth a list of all persons or entities whose consents are required to be obtained under any Contract with respect to the consummation of this transaction by Seller, which consents have been obtained. Except as set forth in
Schedule 3.12, Seller is not a party to, nor are Seller's assets and properties bound by, any distributor's or manufacturer's representative, agency agreement, output or requirements agreement, agreement not entered into in the ordinary course of business, indenture, mortgage, deed of trust, lease, or any agreement that is unusual in nature, duration, or amount. There is no default or event that with notice, lapse of time, or both will constitute a default by any party to any of the Contracts. Seller has not received any notice that any party to any of the Contracts intends to cancel or terminate any of the Contracts or to exercise or not exercise any options under any of the Contracts. Seller is not a party to, nor are Seller's assets or properties bound by, any Contract that is materially adverse to the business, property, or financial condition of Seller.

3.13  LAWS AND REGULATIONS

      Seller is not in default or violation of any law, statute, rule, regulation, code, ordinance, treaty, ruling, directive, or court order, or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency, or instrumentality, wherever located ("Laws"), and
                                                              ----
Seller's assets and its use thereof are and have been in compliance with such Laws.

3.14  LITIGATION

      Except as disclosed in Schedule 3.14, there are no pending, outstanding, or threatened (i) claims; (ii) legal, administrative, or other proceedings; or
(iii) suits, investigations, inquiries, complaints, notices of violation, judgments, injunctions, orders, directives, or restrictions against or involving Seller or any of the assets, properties, or business of Seller or any of Seller's officers, directors, employees, or stockholders that could materially adversely affect Seller, its assets, properties, or business ("Litigation").
                                                               ----------
There is no basis for any of the Litigation against any of Seller's assets, properties, persons, or entities. Seller has furnished or made available to Purchaser copies of all relevant court papers and other documents relating to any matters set forth in Schedule 3.14. Except as set forth in Schedule 3.14, Seller is not presently engaged in any legal action or arbitration to recover moneys due Seller or for damages sustained by or claims of Seller.

3.15  EMPLOYEE BENEFIT PLANS AND EMPLOYMENT CONTRACTS

      Schedule 3.15 attached to this Agreement contains (i) a complete description and copies of all employment agreements in effect with Seller; and
(ii) a complete description of all benefit plans maintained for the benefit of current or former employees, directors, or officers, including without limitation employee pension benefit plans, employee welfare benefit plans, and any deferred compensation, performance, bonus, profit sharing, incentive, vacation pay, holiday pay, severance, life, medical or other insurance, retirement, excess benefit, fringe benefit or other plan, trust or arrangement, whether written or oral, together with the approximate annual cost of each benefit and perquisite. Copies of the plans, agreements, or arrangements regarding each benefit are also attached. The provisions and operations of all such programs and plans are in compliance in all material respects with all applicable material Laws and government rules and regulations. There are no unfunded pension or similar liabilities regarding any employee of Seller. All pension plans have been properly funded as to current and past service costs, have at all times been administered in compliance in all material respects with all applicable requirements of ERISA and any other applicable Laws, and Seller does not maintain any "pension plan" as defined in ERISA that is unfunded, except as disclosed in

Schedule 3.15. Schedule 3.15 also sets forth all states in which Seller has employees and the status of unemployment insurance accounts in each state. Seller has used its best efforts to encourage all of its employees to accept any employment offered by Purchaser.

3.16  OTHER LIABILITIES AND OBLIGATIONS

      Schedule 3.16 contains a true and correct list of all liabilities and obligations of Seller (not disclosed elsewhere in this Agreement) of any kind, character, and description whether accrued, absolute, contingent, or otherwise, and whether or not required to be disclosed or accrued in the Financial Statements of Seller, that exceed $5,000 to any one creditor. In the case of liabilities that are not fixed, an estimate of the maximum amount that may be payable is also included.

3.17  INTELLECTUAL PROPERTY

      (a) Seller is the sole and exclusive owner of the entire right, title and interest in and to, and has the sole and exclusive right to use, the Intellectual Property. Each item of Intellectual Property is free and clear of liens, encumbrances, restrictions, or legal or equitable claims of others. Seller has taken all necessary security measures to protect the secrecy, confidentiality, and value of the Intellectual Property.

      (b) No items of intellectual property (including without limitation patents, trade names, trademarks, service marks, copyrights or applications for any of the foregoing) other than those included in the Intellectual Property are or have been used in or are necessary to the conduct of Seller's business. Seller has the right and authority to use each item of Intellectual Property as presently used in the conduct of its business.

      (c) The use of the Intellectual Property does not and will not conflict with, infringe upon, or violate any patent, copyright, or other proprietary right of any person, firm, or corporation, nor is Seller now infringing on any right belonging to any person, firm, or corporation with respect to the Intellectual Property. Seller is not a party to any license, agreement, or arrangement, whether as a licensee, licensor, or otherwise with respect to the Intellectual Property.

      (d) To the knowledge of Seller, none of the Intellectual Property or Seller's rights thereto are being infringed upon or otherwise violated by any person or entity.

      (e) The consummation of the transactions contemplated by this Agreement will not alter or impair any of the Intellectual Property, and the Intellectual Property may be transferred to Purchaser hereunder without the consent or approval of any other party or governmental entity.

3.18  BUSINESS OPERATIONS

      The business operations of Seller are and have been for the past five years in material compliance with all Laws of all government authorities having jurisdiction over such business insofar as failure to comply could materially adversely affect Seller's business.

3.19  FULL DISCLOSURE

      No representation, warranty, or covenant made to Purchaser in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Purchaser pursuant to this Agreement, by Seller or its shareholders contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading. Each of the Schedules attached hereto is a true, complete and accurate list or description, as appropriate, of the items purported to be listed or described thereon. Seller has not withheld from Purchaser knowledge of any events, conditions or fact which may affect the Business of Seller, the Transferred Assets, this Agreement or the transactions contemplated hereby.

3.20  BROKERS

      Neither Seller nor any of Seller's officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on Seller's behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

3.21  SECURITIES REPRESENTATIONS

      (a) Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of ownership of the Purchaser Stock and is able to bear the economic risk of loss of its entire investment;

      (b) Seller is not acquiring the Purchaser Stock with a view to any resale, distribution or other disposition of the Purchaser Stock in violation of the Securities Act of 1933, as amended (the "Act");
                                         ---

      (c) Seller understands that the Purchaser Stock has not been registered under the Act or the securities laws of any state and that the sale contemplated hereby is being made in reliance on an exemption from such registration requirements;

      (d)  Seller:

           (i) is an accredited investor within the meaning of Rule 501(a) of Regulation D under the Act; or

           (ii) either alone or with Seller's "purchaser representative" (as such term is defined by Rule 501(h) of Regulation D under the Act) has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of an investment in the Purchaser Stock.

      (e) Except as otherwise contemplated in this Agreement and without in any way limiting the representations and warranties set forth above, Seller agrees not to make any disposition of all or any portion of the Purchaser Stock unless and until:

           (i) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

           (ii) The Purchaser shall be satisfied that such proposed disposition complies in all respects with SEC Rule 144 (or any successor rule providing a safe harbor for such dispositions without registration), as well as any other applicable federal or state securities laws; or

           (iii) The Purchaser shall have received, upon its reasonable request, an opinion of legal counsel for the holder of the Purchaser Stock satisfactory to the Purchaser stating that such transaction is exempt from registration.

3.22  RESIDENCY

      For purposes of the application of federal and state securities laws, Seller represents and confirms that its principal executive offices are located in the State of Florida.

3.23  TITLE TO TRANSFERRED ASSETS

      Seller has good and marketable title to all the Transferred Assets, free and clear of all security interests, except as set forth on Schedule 3.23. The Transferred Assets are all the assets used in or necessary to the operation of the Business.

                4.  PURCHASER'S REPRESENTATIONS AND WARRANTIES

     Purchaser represents and warrants to Seller that:

4.1  ORGANIZATION

     Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington, with corporate power to own property and carry on its business as it is now being conducted.

4.2  CORPORATE AUTHORITY

     Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3  NO CONFLICT

     The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not (a) violate, conflict with, or result in any breach of, any provision of Seller's certificate of incorporation or bylaws; or (b) violate, conflict with, result in any breach of, or constitute a default (or result in an event that, with notice or lapse of time or both, would constitute a default) under any contract or judgment to which Seller is a party or by which it is bound, or (c) violate any applicable law, statute, rule, ordinance or regulation of any governmental body.

4.4  BROKERS

     Other than CDS Inc., neither Purchaser, nor any of Purchaser's officers, directors, or employees, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement. Seller shall have no liability for the obligation due to CDS Inc.

4.5  FORM 10-K

     Purchaser has provided Seller with a copy of its Annual Report for 1997 on Form 10-K filed with the Securities and Exchange Commission, which contains its audited financial statements for the year ending December 31, 1997.

4.6  ABSENCE OF CERTAIN CHANGES

     Since December 31, 1997, there has not been any material adverse change in the business, assets, or financial condition of Purchaser.

4.7  TAXES

     All Taxes that are due and payable by Purchaser on behalf of Purchaser have been properly computed, duly reported, fully paid, and discharged. Purchaser has filed all tax returns that are required to be filed, and such tax returns are complete and accurate in all material respects.

4.8  LAWS AND REGULATIONS

     Purchaser is not in default or violation of any Laws and Purchaser's assets and its use thereof are and have been in compliance with such Laws.

4.9  PURCHASER STOCK

     When issued to the Seller in accordance with this Agreement, the Purchaser Stock shall be duly authorized, fully paid, non-assessable, and transferable by Seller to the Shareholders in accordance with Section 6.4 hereof.

                    5.  PARTIES' OBLIGATIONS AT THE CLOSING

5.1  OBLIGATIONS OF PURCHASER AND SELLER AT CLOSING

     At the Closing, Purchaser and Seller shall deliver to each other the following fully executed documents in forms mutually satisfactory to the parties thereto:

     (a) An Employment Agreement between Susan Browner and Purchaser;

     (b) An Employment Agreement between Ken Tapman and Purchaser; and

     (c) Such other fully executed documents as may be reasonably required to effect the transactions set forth in this Agreement.

5.2  OBLIGATIONS OF SELLER AT CLOSING

     At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following fully executed documents in forms mutually satisfactory to the parties thereto:

     (a) Confidentiality and Noncompetition Agreement between Purchaser and Marilyn Shapera;

     (b) Investor Questionnaire and Representation Agreement executed for each Shareholder;

     (c) The legal opinion of Thaler & Thaler, P.A., counsel to Seller;

     (d) An executed bill of sale sufficient to convey to Purchaser all rights, title, and interest in and to all of the Transferred Assets;

     (e) One or more fully executed instruments of assignment in a form acceptable to Purchaser assigning to Purchaser the exclusive rights to: all the Contracts, and any other contract rights and leases sold pursuant to this Agreement; the Accounts Receivable; the Intellectual Property and any other item of Transferred Assets for which Purchaser reasonably requests assignment;

     (f) Clearance certificates from the appropriate agencies in all states where Seller is qualified to do business and any related certificates that Purchaser may reasonably request as evidence that all sales, use, and other tax liabilities of Seller (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for by Seller;

     (g) A Uniform Commercial Code search report issued by the Secretary of State in each state where Seller owns personal property or in which Seller is located and dated as of a date not more than three days before the date hereof indicating that there are no filings under the UCC on file with the Secretary of State that name Seller as debtor or otherwise indicate any lien on the assets and properties of Seller, except for the liens otherwise disclosed in this Agreement;

     (h) Resolutions approved by Seller's board of directors and Shareholders relating to this Agreement, certified by Seller's corporate secretary; and

     (i) All documentation in the possession of Seller necessary to operate and to use all of the Transferred Assets.

5.3  PURCHASER'S OBLIGATIONS AT THE CLOSING

     5.3.1  DELIVERIES TO SELLER

     At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

     (a) The Purchase Price less the Holdback Amount described in Section 2.4 hereof;

     (b) A fully executed instrument of assumption, in form acceptable to Seller, sufficient to evidence the assumption of the Obligations; and

     (c) The legal opinion of Perkins Coie LLP, counsel to Purchaser.

     5.3.2  DELIVERIES TO ESCROW

     At the Closing, Purchaser shall deliver or cause to be delivered to Escrow Agent Purchaser Stock equal to the Holdback Amount.

                       6.  OBLIGATIONS AFTER THE CLOSING

6.1  REGISTRATION OF STOCK

          (a) The Purchaser shall (i) within seven (7) calendar days of the Closing Date, prepare and file with the SEC a registration statement (the

"Registration Statement") covering the sale, on the NASDAQ National Market, of
-----------------------
one hundred percent (100%) of the shares of Purchaser Stock issued to the Seller and subsequently distributed to the Shareholders, other than shares subject to the Holdback (ii) use its commercially reasonable best efforts, subject to receipt of necessary information from the Seller or the Shareholders, as the case may be, to cause the Registration Statement to become effective on or before the 60th calendar day from the Closing Date and to remain effective (subject to the provisions of Section 6.1(b) hereof) for a period ending twelve
(12) months after the Closing Date.

          (b) Upon written notice given to the Shareholders, Purchaser may elect to suspend the use of the prospectus forming part of the Registration Statement
(i) upon the failure of any Shareholder to provide information necessary in order to make the prospectus true, complete and correct in all material respects as to sales by such Shareholder or (ii) for additional periods that do not in the aggregate exceed sixty (60) days during the course of the calendar year (each sixty (60) days is hereinafter referred to as a "Suspension Period") as a
                                                       -----------------
result of business developments or other transactions involving the Purchaser the existence of which would make the

Registration Statement inaccurate or misleading in any material respect. The Purchaser agrees in good faith to seek to minimize any need to invoke the provisions of this Section 6.1(b).

6.2  BOARD OF DIRECTORS

     No later than the first Board of Directors meeting following the next annual meeting of shareholders of Purchaser held following the Closing, Purchaser shall cause either Susan Browner or Ken Tapman to be elected to Purchaser's Board of Directors. Thereafter, for as long as either Browner or Tapman is a shareholder or employee of Purchaser, Purchaser shall cause either Browner or Tapman to be among the nominees presented to the shareholders of Purchaser for election to the Board of Directors for any period for which neither Browner nor Tapman would otherwise be a director.

6.3  PRESERVATION OF GOODWILL

     Following the Closing Date, Seller will restrict its activities so that Purchaser's reasonable expectations with respect to the goodwill, business reputation, employee relations, and prospects connected with the Transferred Assets purchased under this Agreement will not be materially impaired.

6.4  DISTRIBUTION TO SHAREHOLDERS

     Immediately following the Closing, the Seller shall distribute the Purchaser Stock to the Shareholders on a pro rata basis in accordance with
Schedule 2.4.3.

6.5  CHANGE OF NAME AND DISSOLUTION

     Seller agrees that, after the Closing Date, it will not use or employ in any manner, directly or indirectly, the name "HumaTech" or any variation of such name. Seller also agrees that, in order to comply with this covenant, it will take and cause to be taken all necessary action, including filing a withdrawal notice for any assumed name certificate bearing Seller's name or any variant of the name, that Seller has previously filed. As soon as practicable following the Closing and stock distribution as set forth in Section 6.4, Seller shall commence a corporate dissolution, which dissolution will be completed within one year after the Closing.

6.6  Access to Records

     From and after the Closing Date, Seller shall allow Purchaser and its counsel, accountants, and other representatives access to records that are, after the Closing Date, in the custody or control of the Seller.

6.7  NON-SOLICITATION OF EMPLOYEES

     Seller shall not solicit any employee of Purchaser or any employee of Seller retained by Purchaser in the Business being acquired to leave employment with Purchaser.

6.8  BROKERS

     Seller shall assist and cooperate with Purchaser in resisting any claim of any broker, investment banker, or third party (with the exception of CDS, Inc.) for any brokerage fee, finder's fee, or commission against Purchaser or Seller in connection with the transactions contemplated by this Agreement.

6.9  COOPERATE IN PUBLICITY

     Neither party, without the prior written consent of the other party, shall make any statement, public announcement, or any release to trade publications, to the press, or make any statement to any competitor, customer, supplier or any other third party, with respect to the discussions between Purchaser and Seller, or this Agreement; provided, however, that Purchaser may make any disclosures,
                   --------  -------
which, in the opinion of its legal counsel, are required by applicable law or any stock exchange so long as prior or contemporaneous notice thereof is given to the Company.


                                   7.  ESCROW

7.1  ESCROW FUND

     At the Closing, Purchaser will deposit the stock certificates evidencing the Holdback Amount of Purchaser Stock ("the Escrow Shares") with Thaler &
                                             -------------
Thaler, P.A., as Escrow Agent (the "Escrow Agent"), such deposit to constitute
                                    ------------
an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein
                     -----------
(the "Escrow Holdback").  For purposes of this Agreement, each Shareholder shall
      ---------------
be deemed to have contributed his or her pro rata share of the Escrow Shares based on Schedule 2.4.3 into the Escrow Fund. The Escrow Fund shall be available to satisfy any Claims for indemnification made by Purchaser against Seller pursuant to Article 8 of this Agreement.

7.2  ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW PERIODS

     Subject to the limitations contained in this Article 7, the Escrow Fund shall remain in existence for a period of one (1) years following the Closing Date (the

"Escrow Period"). Upon the expiration of such Escrow Period, the Escrow Fund
 -------------
shall terminate with respect to all Escrow Shares; provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Purchaser are necessary to satisfy any unsatisfied Claims specified in any Claim delivered to the Escrow Agent prior to the expiration of such Escrow Period shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such Claims have been resolved. As soon as all such Claims have been resolved to the satisfaction of Escrow Agent, in its reasonable discretion, the Escrow Agent shall deliver to the Shareholders all Escrow Shares and other property remaining in the Escrow Fund not required to satisfy such Claims pro rata among them in accordance with Schedule 2.4.3.

7.3  PROTECTION OF ESCROW FUND

     The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Seller or the Shareholders and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

7.4  DISTRIBUTIONS; VOTING

     Any shares of Common Stock or other equity securities issued or distributed by Purchaser (including shares issued upon a stock split) ("New Shares") in
                                                            ----------
respect of Escrow Shares in the Escrow Fund which have not been released shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the holders thereof. When and if cash dividends on Common Stock in the Escrow Fund shall be declared and paid, they shall not be added to the Escrow Fund but shall be paid to those on whose behalf such Common Stock is held in the Escrow Fund. Each Shareholder shall have voting rights with respect to the Escrow Shares contributed to the Escrow Fund on behalf of such Shareholder (and on any voting securities added to the Escrow Fund in respect of such shares) so long as such shares of Common Stock or other voting securities are held in escrow.

7.5  CLAIMS UPON ESCROW FUND

     Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a claim pursuant to Article 8 signed by any officer of Purchaser, the Escrow Agent shall, subject to the provisions of Sections 7.6 and 7.7, deliver to Purchaser out of the Escrow Fund, as promptly as practicable, shares of Common Stock or other assets held in the Escrow Fund in an amount equal to such Claim. For the purposes of determining the number of shares of Common Stock to be delivered to

Purchaser out of the Escrow Fund, the Common Stock shall be valued in accordance with Section 2.4.1 hereof (adjusted for any changes in capitalization affecting the Escrow Shares after the date hereof, such as stock splits or stock dividends).

7.6  OBJECTIONS TO CLAIMS

     Notwithstanding the provisions of Section 7.5 above, for a period of thirty
(30) days after delivery of any claim by Purchaser to Escrow Agent, the Escrow Agent shall make no delivery to Purchaser of Escrow Shares or other assets unless the Escrow Agent shall have first received written authorization from the Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the shares of Common Stock or other property in the Escrow Fund in accordance with Section 7.5 hereof, provided that no such payment or delivery may be made if the Representative shall object in writing to the claim and such objection shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

7.7  RESOLUTION OF CONFLICTS

     In case the Representative shall so object in writing to any claim or claims made, the Representative and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Representative and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Purchaser Stock or other property from the Escrow Fund in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, the Escrow Agent shall continue to hold in escrow the Escrow Fund until a "Final Determination"
                                                    -------------------
(defined below) has occurred with respect to such claim, regardless of when such Final Determination occurs and whether or not it occurs after the expiration of the Escrow Period. In such event, upon receipt by Escrow Agent of evidence that a Final Determination has occurred, the Escrow Agent shall distribute the Escrow Shares or other property in the Escrow Fund in accordance with such Final Determination. As used herein, a Final Determination shall mean either a mutual agreement of the parties concerned (evidenced by appropriate instructions in writing to the Escrow Agent, signed by all such parties) or a binding arbitration, or a final order, decree, or judgment of a court of competent jurisdiction in the United States of America (the time for appeal having expired and no appeal having been taken), all costs and expenses of which are to be paid by such parties. The Escrow Agent shall be under no duty whatsoever to institute or defend any such proceeding.

The Escrow Agent shall have no obligation for determining or ascertaining the completeness or accuracy of any Claim.

7.8  ESCROW AGENT'S DUTIES

     The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of the Agreement which are signed by an officer of Purchaser and the Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Parties hereby jointly and severally agree to indemnify and hold the Escrow Agent harmless from any and all liability, loss, cost, damage or expense, including reasonable attorneys' fees incurred or suffered as a result of the performance of its duties under this Agreement.

     The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto (other than notices pursuant to Sections 7.6 and 7.7) or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

     The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

     The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Purchaser and the Representative. Thereafter, the Escrow Agent shall be discharged from any further duties and liabilities under the Agreement. The Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with it and shall be fully protected in acting in accordance with any written instructions or certificates given to it hereunder and believed by it to be signed by the proper parties. It may consult with counsel and shall be fully protected in any action taken in good faith in accordance with such advice. It shall not be required to institute legal proceedings of any kind. Escrow Agent may take any and all such actions as Escrow Agent deems necessary or desirable, in its exclusive discretion, to discharge and terminate its duties under this Agreement, including (but not limited to) delivery of the Escrow Fund into any court and the bringing of an action or interpleader or any other proceeding which Escrow Agent deems appropriate. In the event of litigation between or among some or all of the parties hereto, Escrow Agent may deposit the Escrow Fund with the clerk of the court in which any such litigation is pending.

7.9  REPRESENTATIVE

     Seller hereby irrevocably constitutes and appoints Susan Browner and her successors, acting as hereinafter provided (the "Representative"), as its
                                                 --------------
attorney-in-fact and agent to act in its name, place and stead in connection with all matters arising from or under this Agreement with respect to the Escrow Shares and the Holdback, and acknowledges that such appointment is coupled with an interest. By executing this Agreement, Susan Browner hereby (i) accepts her appointment and authorization to act as the Representative and as attorney-in-fact and agent on behalf of the Seller in accordance with the terms hereof and
(ii) agrees to perform her obligations hereunder.

                              8.  INDEMNIFICATION

8.1  SELLER'S AGREEMENT TO INDEMNIFY

     Subject to the terms and conditions of this Article 8, Seller agrees to indemnify, defend and hold harmless Purchaser, at any time from and after the Closing, from and against all losses, liabilities, deficiencies, penalties, fines, costs, damages, or other expenses ("Damages") asserted against, resulting
                                           -------
to, imposed upon or incurred by Purchaser, directly or indirectly, by reason of or resulting from (a) liabilities, obligations or claims of or against Seller or any affiliate or subsidiary of Seller (whether absolute, accrued, contingent or otherwise) existing as of the Closing Date or arising out of facts, conditions or circumstances occurring at or prior thereto (excluding the liabilities assumed pursuant to Section 2.3.2), whether or not such liabilities, obligations or claims were known at the time of the Closing; (b) a breach of any representation, warranty, covenant or agreement of Seller contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach; (c) any Tax or related claim asserted against Purchaser relating to the operations or properties of the business being acquired herein or the Transferred Assets with respect to any period ending on or before the Closing Date; (d) any Taxes which may be due as a result of the sale contemplated by this Agreement; (e) any failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby; and (f) any claims or liability for brokerage commissions or finder's fees received by reason of any action taken by Seller.

8.2  PURCHASER'S AGREEMENT TO INDEMNIFY

     Subject to the terms and conditions of this Article 8, Purchaser agrees to indemnify, defend and hold harmless Seller, at any time after the consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from (a) liabilities, obligations or claims relating to the Transferred Assets (whether absolute, accrued, contingent or otherwise) resulting from Purchaser's conduct of the business being acquired herein after the Closing Date; (b) a breach of any representation, warranty, covenant or agreement of Purchaser contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach and (c) any claim or liability for brokerage commissions or finder's fees incurred by reason of any action taken by Purchaser.

8.3  THIRD PARTY CLAIMS

     8.3.1 Promptly after the assertion by any third party of any claim against any person or any entity entitled to be indemnified under this Article 8 (the

"Indemnitee") that, in the judgment of such Indemnitee, may result in the
-----------
incurrence by such Indemnitee of Damages for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the party from whom it is entitled to be indemnified against such Damages (the "Indemnitor") a written notice describing in reasonable detail such
              ----------
claim and such Indemnitor may, at its option, assume the defense of the Indemnitee against such claim (including the employment of such counsel as shall be satisfactory to such Indemnitee, and the payment of expenses). Failure to receive notice from Indemnitee shall not relieve Indemnitor of any liability which it might otherwise have to Indemnitee under Sections 8.1 and 8.2 hereof. Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereto, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless
(i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized by the Indemnitor, of (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and Indemnitor and such Indemnitee shall have been advised in writing by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Indemnitor. If the Indemnitor, within a reasonable time after notice of any such third party claim, fails to defend the Indemnitee against which such claim has been asserted, the Indemnitee shall (upon further notice to Indemnitor) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor subject to the right of the Indemnitor to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. Except as otherwise herein provided, no Indemnitor shall be liable to indemnify any Indemnitee for any settlement of any such action or claim effected without the consent of the Indemnitor, but if settled with the written consent of the Indemnitor, or if there be a final judgment for the plaintiff or claimant in any such action, the Indemnitor shall indemnify and hold harmless each Indemnitee from and against any loss or liability by reason or such settlement or judgment.

     8.3.2 Anything in this Section 8.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a third party claim will or does materially and adversely affect the Indemnitee other than as a result of money damages or other money payments, the Indemnitee shall have the right, at its own expense, to defend, compromise or settle such claim; and (ii) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee a release from any liability in respect to such claim.

8.4  RIGHT OF OFFSET

     Any or all of the amount of any claims owing to Purchaser by Seller under this Article 8 may be recovered by an offset by Purchaser against the Holdback Amount specified in Section 2.4 hereof; provided, however, nothing herein is intended to limit Seller's liability with respect to such claims.

                             9.  GENERAL PROVISIONS

9.1  SURVIVAL

     The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the Closing Date.

9.2  NOTICES

     All notices that are required or that may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid as follows:

          If to Seller:        HumaTech Laboratories

                               4800 N. Federal Hwy, Suite 204D

                               Boca Raton, FL 33431

                               Attn:  Ms. Susan Browner, President

                               Facsimile:  (561) 338-7513

          With a copy to:      Manley H. Thaler

                               Thaler & Thaler, P.A.

                               1300 N Federal Hwy. #212

                               Boca Raton, FL  33432

                               Facsimile:  (561)391-9714

          If to Purchaser:     ProCyte Corporation

                               Attn:  John F. Clifford

                               P.O. Box 808

                               Redmond, WA 98073-0808

                               Facsimile:  (425) 869-8801

          With a copy to:      Dori E. Brewer

                               Perkins Coie LLP

                               1201 Third Avenue, 40th Floor

                               Seattle, WA  98101-3099

                               Facsimile:  (206) 583-8500

          If to a Shareholder  To the address for such Shareholder
                               set forth on Schedule 2.4.3 hereof.

9.3  NO ASSIGNMENT

     This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.
Neither Seller nor Purchaser may assign any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement to any affiliate of Purchaser, and furthermore Purchaser may assign its rights and obligations hereunder to any successor of Purchaser in the conduct of the Business after the Closing; provided, however, that any such assignment by Purchaser shall not relieve Purchaser from its obligations hereunder.

9.4  GOVERNING LAW; VENUE

     THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS UNDER THE LAWS OF THE STATE OF WASHINGTON WITHOUT REGARD TO THE DICTATES OF CONFLICTS OF LAWS THEREOF AND THE PARTIES AGREE TO SUBMIT TO EXCLUSIVE JURISDICTION AND VENUE IN THE UNITED STATES FEDERAL DISTRICT COURTS FOR THE STATE OF WASHINGTON AND IN THE STATE COURTS OF THE STATE OF WASHINGTON.

9.5  AMENDMENTS; WAIVER

     This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

9.6  ENTIRE AGREEMENT

     This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. Except as specifically referenced herein, on execution of this Agreement, all prior agreements or understandings between the parties shall be null and void.

9.7  RELIANCE UPON REPRESENTATIONS AND WARRANTIES

     The parties mutually agree that,

     (a) notwithstanding any right of Purchaser to fully investigate the affairs of Seller and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to the investigation or right to investigate, Purchaser may fully rely upon the representations, warranties, and covenants made to Purchaser in this Agreement and on the accuracy of any document, certificate, or exhibit given or delivered to Purchaser pursuant to this Agreement. Knowledge by an agent of Purchaser of any facts not otherwise disclosed in this Agreement or in a document, certificate, or exhibit delivered to Purchaser pursuant to this Agreement shall not constitute a defense by Seller for indemnification of Purchaser under Article 8 or for any claim for misrepresentation or breach of any warranty, agreement, or covenant under this Agreement or any exhibit, certificate, or document delivered under this Agreement.

     (b) notwithstanding any right of Seller to fully investigate the affairs of Purchaser and notwithstanding any knowledge of facts determined or determinable by Seller pursuant to the investigation or right to investigate, Seller may fully rely upon the representations, warranties, and covenants made to Seller in this Agreement and on the accuracy of any document, certificate, or exhibit given or delivered to Seller pursuant to this Agreement. Knowledge by an agent of Seller of any facts not otherwise disclosed in this Agreement or in a document, certificate, or exhibit delivered to Seller pursuant to this Agreement shall not constitute a defense by Purchaser for indemnification of Seller under
Article 8 or for any claim for misrepresentation or breach of any warranty, agreement, or covenant under this Agreement or any exhibit, certificate, or document delivered under this Agreement.

9.8  REFORMATION AND SEVERABILITY

     If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof;

     (a) in lieu of illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforce able; and

     (b) the legality, validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

9.9  FURTHER ASSURANCES

     Each party shall, from time to time after the Closing, at the request of any other party and without further consideration, execute and deliver such other instruments of conveyance, assignments, transfer and assumption, and take such other actions, as such other party may reasonably request to consummate more effectively the transactions contemplated by this Agreement.

9.10  EXPENSES

      Except as otherwise provided herein, each of the parties shall pay all fees and expenses incurred by it or any of its affiliates or subsidiaries in connection with this Agreement.

9.11. ARBITRATION

      Except to the extent that any party shall be entitled to seek equitable relief, including specific performance under this Agreement, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"),
                                                                   ---------
conducted by one arbitrator either mutually agreed upon by the Company and Seller or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If, for whatever reason, this clause cannot be enforced as drafted, the obligation to arbitrate shall remain specifically enforceable in accordance with RCW Chapter 7.04, and the King County Superior Court shall have jurisdiction to appoint a single arbitrator to arbitrate any disputes or claims between the parties. Any and all awards entered by an arbitrator may be entered as a judgment on an ex parte basis in the King County Superior Court, or any other court having jurisdiction over the party against whom the award is entered, and enforced according to the terms of the award. THE VENUE OF ALL HEARINGS SHALL BE IN KING COUNTY, WASHINGTON.

     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED AS OF THE DATE FIRST ABOVE WRITTEN.


                              HUMATECH CORP


                              By: /s/ Susan Browner
                                 --------------------
                                 Susan Browner, President

                              PROCYTE CORPORATION


                              By: /s/ John F. Clifford
                                  ---------------------
                                   John F. Clifford
                                   President & Chief Executive Officer




                              Accepting Appointment as the Representative
                              Pursuant to Section 7.9 hereof:


                              /s/ Susan Browner
                              -----------------
                              Susan Browner



                              Solely for the purposes of Article 7 hereof:

                              Thaler & Thaler, P.A.


                              By: /s/ Manley H. Thaler
                                 ---------------------
                                   Manley H. Thaler